UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Incara Pharmaceuticals Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INCARA PHARMACEUTICALS CORPORATION

P.O. Box 14287

79 T.W. Alexander Drive

4401 Research Commons, Suite 200

Research Triangle Park, North Carolina 27709

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 11, 2004

TO THE STOCKHOLDERS OF INCARA PHARMACEUTICALS CORPORATION:

The Annual Meeting of Stockholders of Incara Pharmaceuticals Corporation will be held at Incara’s offices at 79 T.W. Alexander Drive, 4401 Research Commons, Suite 200, Research Triangle Park, North Carolina, on Thursday, March 11, 2004 at 10:00 a.m., for the following purposes:

1.	To elect a board of four directors;

2.	To approve an amendment to Incara’s 1994 Stock Option Plan to increase the number of shares of common stock reserved for issuance thereunder from 4,500,000 to 19,500,000 shares;

3.	To act upon such other matters as may properly come before the meeting or any adjournment thereof.

These items are more fully described in the attached Proxy Statement.

The Board of Directors has fixed the close of business on January 28, 2004, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournments thereof. A list of stockholders of Incara entitled to vote at the Meeting will be available for examination by a stockholder at Incara’s office for the ten days prior to the Meeting during normal business hours. All such stockholders are cordially invited to attend the Meeting in person. However, to assure your representation at the Meeting, you are urged to vote your proxy as promptly as possible. Any stockholder attending the Meeting may vote in person, even if such stockholder returned a proxy.

Incara’s Proxy Statement and proxy are enclosed along with Incara’s Annual Report to Stockholders for the fiscal year ended September 30, 2003.

IMPORTANT—YOUR PROXY IS ENCLOSED

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE YOUR PROXY ACCORDING TO THE INSTRUCTIONS ON THE PROXY CARD.

By Order of the Board of Directors,

Richard W. Reichow Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Research Triangle Park,

North Carolina

January 28, 2004

INCARA PHARMACEUTICALS CORPORATION

P.O. Box 14287

79 T.W. Alexander Drive

4401 Research Commons, Suite 200

Research Triangle Park, North Carolina 27709

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MARCH 11, 2004

INFORMATION CONCERNING SOLICITATION AND VOTING

Proxies are being solicited by the Board of Directors of Incara Pharmaceuticals Corporation, a Delaware corporation, for use at Incara’s Annual Meeting of Stockholders to be held at Incara’s offices at 79 T.W. Alexander Drive, 4401 Research Commons, Suite 200, Research Triangle Park, North Carolina, at 10:00 a.m. on Thursday, March 11, 2004, and any adjournments thereof. The cost of soliciting proxies will be borne by Incara. In addition to solicitation of proxies by mail, employees of Incara, without extra remuneration, might solicit proxies personally or by telephone. Incara will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto. The mailing address of the principal executive offices of Incara is P.O. Box 14287, Research Triangle Park, North Carolina 27709. Copies of this Proxy Statement and accompanying proxy card are being mailed to stockholders on or about February 2, 2004.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before it is voted by giving a later proxy or written notice to Incara (Attention: Richard W. Reichow, Secretary), or by attending the Meeting and voting in person.

Voting

When the enclosed proxy is properly executed and returned (and not subsequently properly revoked), the shares it represents will be voted in accordance with the directions indicated thereon, or, if no direction is indicated thereon, it will be voted:

1.	FOR the election of the four nominees for director identified below;

2.	FOR the approval of an amendment to Incara’s 1994 Stock Option Plan to increase the authorized number of shares of common stock reserved for issuance thereunder from 4,500,000 to 19,500,000 shares;

3.	In the discretion of the proxies with respect to any other matters properly brought before the stockholders at the Meeting.

Record Date

Only the holders of record of common stock at the close of business on the Record Date, January 28, 2004, are entitled to notice of and to vote at the Meeting. On the Record Date, 47,358,602 shares of common stock were outstanding. Stockholders will be entitled to one vote for each share of common stock held on the Record Date.

Vote Required

Votes withheld from any voting will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will be excluded from the vote on any proposal. In Proposal 1, the four nominees for director receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted at the Meeting shall be elected as directors of Incara. On Proposal 2, the affirmative vote of the holders of a majority of the shares of Incara’s common stock present or represented and voting on the proposal at the Meeting is required for approval.

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, Incara believes that abstentions should be counted for purposes of determining both whether a quorum is present at the Meeting and the total number of shares represented and voting on the proposals at the Meeting. Incara intends to treat abstentions in this manner, which means they will have the same effect as votes against the proposals. In a 1988 case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes may be counted for purposes of determining the presence or absence of a quorum of the transaction of business, broker non-votes should not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to any proposal will therefore not be considered represented and voting and, accordingly, will not affect the determination as to whether the requisite vote has been obtained to approve a proposal.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Nominees

Incara’s By-Laws provide that the number of directors constituting the Board of Directors shall be no less than one nor greater than seven. The Board currently consists of five members. The Board has recommended that the following four individuals be elected to the Board. For as long as it owns more than 20% of Incara’s outstanding common stock, on an as converted to common and fully diluted basis, Goodnow Capital has the right to appoint up to two directors to the Board, pursuant to the terms of the purchase agreement for the $5.0 million debenture that Incara issued in January 2004. Goodnow Capital has not elected to exercise this right at this time.

The directors being elected are to serve for one year, each until the election and qualification of his successor, or until his death, removal or resignation. It is intended that proxies will be voted FOR all of the nominees named below. If any nominee is unable or declines to serve as a director at the time of the Meeting, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitute proposed by the Board of Directors. Each nominee listed below has agreed to serve as a director if elected. None of the nominees is related by blood, marriage or adoption to any other nominee or any executive officer of Incara.

Name of Nominee	Age	Director Since
Clayton I. Duncan	54	1995
Edgar H. Schollmaier	70	1998
Stephen M. Prescott, M.D.	55	2000
Eugene J. McDonald	71	2001

Clayton I. Duncan has been President, Chief Executive Officer and a director of Incara Pharmaceuticals since January 1995. Mr. Duncan has been Chairman of the Board of Directors since April 2000. From 1989 until December 1993, Mr. Duncan was President and Chief Executive Officer of Sphinx Pharmaceuticals Corporation, a biopharmaceutical company that was acquired by Eli Lilly and Company in September 1994. From December 1993 until September 1994, he served as an independent consultant to Sphinx with regard to the sale of Sphinx to Lilly. From 1987 to 1989, Mr. Duncan was a General Partner of Intersouth Partners, a venture capital firm. From 1979 to 1987, he was an executive with Carolina Securities Corporation, a regional investment banking firm, serving as Executive Vice President and a director from 1984 to 1987. Mr. Duncan was founder and Chairman of the Board of CRX Medical, Inc., a medical products company that conducted research and development in wound management, ophthalmic disorders and interventional radiology. Mr. Duncan is also a director of Aeolus Pharmaceuticals, Inc.,

Incara Development, Ltd. and CPEC, LLC, all of which are subsidiaries of Incara Pharmaceuticals. Mr. Duncan received an M.B.A. from the University of North Carolina at Chapel Hill. In addition, Mr. Duncan serves on the Board of Directors of the Carolina Ballet, a professional ballet company.

Edgar H. Schollmaier has been a director of Incara Pharmaceuticals since May 1998. Mr. Schollmaier is the retired Chairman of Alcon Laboratories, Inc., a wholly owned subsidiary of Nestle SA. He served as President of Alcon from 1972 to 1997 and was Chief Executive Officer for the last 20 years of that term. He is a graduate of the University of Cincinnati and the Harvard Graduate School of Business Administration. Mr. Schollmaier is also a director of DENTSPLY International, Inc., a dental products company. In addition, he is a Trustee of Texas Christian University and a director of the Foundation of the American Academy of Ophthalmology.

Stephen M. Prescott, M.D. has been a director of Incara Pharmaceuticals since April 2000. Dr. Prescott is the Executive Director of the Huntsman Cancer Institute at the University of Utah in Salt Lake City. Dr. Prescott received his M.D. degree from Baylor College of Medicine in 1973 and then completed training in Internal Medicine at the University of Utah. Dr. Prescott subsequently undertook advanced research training in biochemistry and molecular biology at Washington University School of Medicine. He joined the faculty at the University of Utah in 1982, and is currently a Professor of Internal Medicine at the University of Utah and holds the H.A. & Edna Benning Presidential Endowed Chair in Human Molecular Biology and Genetics. Dr. Prescott is also the Chief Executive Officer and a director of Huntsman Genomics Corporation. From 1998 until 1999, Dr. Prescott was Director of the Program in Human Molecular Biology & Genetics in the Eccles Institute at the University of Utah.

Eugene J. McDonald J. D., L. L. M. was elected to the Board in March 2001. Mr. McDonald is Investment Counsel at Duke University and Principal and Chief Investment Officer at Quellos Private Capital Markets, LLC. Mr. McDonald served as Founding President of Duke Management Company from 1990 to 2000 and as the University’s Chief Investment Officer from 1985 until 2000. Mr. McDonald is Chairman of National Commerce Financial Corporation and previously served as Executive Vice Chairman of Central Carolina Bank prior to its merger with National Commerce Bank Corporation. He also serves on the board of directors of Red Hat, Inc. and the Victory Funds of Cleveland, Ohio. He also serves on the Advisory Boards of A.M. Pappas and Associates, Ashford Capital Management, and the N. C. State Treasurer’s Office Equity Investment Advisory Committee.

Information Concerning the Board of Directors and its Committees

The business of Incara is under the general management of the Board of Directors as provided by the laws of Delaware and the By-Laws of Incara. During the fiscal year ended September 30, 2003, the Board of Directors held five formal meetings, excluding actions by unanimous written consent. Each member of the Board attended at least 75% of the fiscal 2003 meetings of the Board of Directors and Board committees of which he was a member.

The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee currently consists of Mr. Schollmaier, Mr. Sharrock and Mr. McDonald. During fiscal 2003, the Audit Committee held one formal meeting and the Chairman of the Audit Committee met with Incara’s independent public auditors prior to the release of financial results for the first three quarters of fiscal 2003. The Audit Committee reviews the results and scope of the audit and other services provided by Incara’s independent public auditors. The Compensation Committee currently consists of Mr. Sharrock, Mr. Schollmaier and Dr. Prescott. During fiscal 2003, the Compensation Committee held three formal meetings. The Compensation Committee makes recommendations to the Board of Directors regarding salaries and incentive compensation for officers of Incara, and determines the amount and type of equity incentives granted to participants in Incara’s 1994 Stock Option Plan and the 1999 Equity Incentive Plan.

The Board does not have a standing nominating committee. The Company has not seen the need for a nominating committee because all directors participate in the consideration of director nominees. The Board considers the experience and expertise of its current members to determine if a new candidate should be considered. The Board will consider establishing a nominating committee at the appropriate time.

The Board has not established a formal process for stockholders to send communications, including director nominations, to the Board; however, the names of all directors are available to stockholders in this Proxy Statement and on Incara’s web site at

www.incara.com. If the Company were to receive any security holder communication for an independent director, the Company will relay it to the independent director. Director nominations submitted by a stockholder will be considered by the full Board.

Incara does not have a policy with regard to board members’ attendance at annual meetings. At the 2003 annual meeting, Mr. Duncan was the only director in attendance.

The Board of Directors has approved and recommends that stockholders vote “FOR” the election of the four nominees listed above.

PROPOSAL NO. 2 – APPROVAL OF AMENDMENT TO THE 1994 STOCK OPTION PLAN

Incara’s 1994 Stock Option Plan was adopted and approved by the Board and by the stockholders of Incara in October 1994. A total of 19,500,000 shares of common stock have been reserved for issuance under the Option Plan, 15,000,000 of which are subject to stockholder approval at the Meeting. As of the Record Date, options to purchase 235,287 shares had been exercised under the Option Plan, options for 17,367,469 shares were outstanding thereunder at a weighted average exercise price of approximately $0.52 per share, and options for 1,897,244 shares were available for grant.

The Option Plan is administered by the Compensation Committee of the Board. Subject to the restrictions of the Option Plan, the Compensation Committee determines who is granted options, the terms of options granted, including the exercise price, the number of shares subject to the option and the option’s exercisability. The current members of the Compensation Committee are Mr. Sharrock, Mr. Schollmaier and Dr. Prescott.

The Option Plan provides for the grant of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, solely to employees, and nonstatutory stock options to employees, officers and directors of, and consultants or advisors to, Incara. As of the Record Date, approximately 17 employees, officers and directors of Incara were eligible to receive grants under the Option Plan. In July 2003, the Compensation Committee granted stock options to the following Named Officers (as defined under “Other Information – Executive Compensation”) for the following numbers of shares at an exercise price of $0.15 per share: Clayton I. Duncan, 2,895,750 shares; Richard E. Gammans, Sr., 1,855,283 shares; Richard W. Reichow, 1,944,625 shares; John P. Richert, 641,796 shares; and W. Bennett Love, 659,705 shares. These options expire on July 28, 2013. In addition, on January 21, 2003, the Compensation Committee granted stock options for 80,000 shares at an exercise price of $0.085 per share to Mr. Duncan, Dr. Gammans, Mr. Reichow, Mr. Richert and Mr. Love. These options expire on January 21, 2013. No other benefits or amounts that will be received by or allocated to the Named Officers under the Option Plan are currently determinable.

The exercise price of options granted under the Option Plan is determined on the date of grant, and in the case of incentive stock options, must be at least 100% of the fair market value per share at the time of grant. The exercise price of any incentive stock option granted to an optionee who owns stock possessing more than 10% of the voting power of Incara’s outstanding capital stock must equal at least 110% of the fair market value of the common stock on the date of grant. Payment of the exercise price may be made by delivery of cash or a check to the order of Incara or by other means determined by the Board.

Options granted to employees under the Option Plan generally become exercisable in increments, based on the optionee’s continued employment with Incara, generally over a period of three to four years. The term of an incentive stock option may not exceed 10 years. The form of option agreement generally provides that options granted under the Option Plan, whether incentive stock options or nonstatutory options, expire 10 years from the date of grant. Incentive stock options granted pursuant to the Option Plan are not transferable by the optionee, other than by will or the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee. Nonstatutory options granted under the Option Plan are transferable to the optionee’s family members. All outstanding options under the Option Plan become fully exercisable for a period of 60 days following the occurrence of any of the following events: (i) a tender offer or exchange offer (other than by Incara or any employee benefit plan of Incara); (ii) the acquisition by any person or group, as defined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (other than Incara or any employee benefit plan of Incara) of beneficial ownership of stock possessing 30% or more of the voting power of Incara’s outstanding capital stock; (iii)

the approval of an agreement providing for the merger or consolidation of Incara with another corporation where the stockholders of Incara, after the merger or consolidation, will own stock possessing less than 50% of the voting power of the corporation issuing cash or securities in the merger or consolidation; (iv) the approval of an agreement providing for the sale or other disposition of all or substantially all of Incara’s assets; and (v) the date during any period of two consecutive years when individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority thereof, unless the election or nomination of each new director was approved by at least two-thirds of the directors still in office who were directors at the beginning of such period. In the event of a merger of Incara with or into another corporation, Incara shall request the successor corporation to assume all options outstanding under the Option Plan. If such successor corporation fails or refuses to assume the options or to issue substantially equivalent options, then the outstanding options under the Option Plan shall accelerate and become fully exercisable.

The Option Plan provides for the grant of nonstatutory options to non-employee directors of Incara pursuant to a non-discretionary, automatic grant program. Each non-employee director of Incara is granted a stock option to purchase 10,000 shares of Incara common stock on the date such person first becomes a director. Each non-employee director thereafter is automatically granted each year (except in the year his or her initial director stock option is granted) an option to purchase 6,000 shares of common stock, as long as such director is a member of the Board. The exercise price of options granted under the automatic grant program is the fair market value of the common stock on the date of grant. Such options become exercisable ratably over 36 months, commencing one month from the date of grant and will expire 10 years after the date of grant. Each non-employee director of Incara is eligible to receive an annual retainer; however, the Board has currently set the annual retainer at zero. The annual retainer is due on the date that the director is elected or re-elected to the Board of Directors. Directors may elect to receive all or a portion of their annual retainer as an option to purchase common stock. Any remainder will be paid in cash. If a director elects to receive an option, the option will be for a number of shares equal to three times the number of shares that could have been purchased with the portion of the annual retainer elected to be received as an option. The exercise price per share for the option will be the fair market value of the common stock on the date of the grant. The date of grant will be the date the annual retainer is granted to the director. These options are fully vested upon grant and will be exercisable for ten years from the date of the grant.

The Board may amend the Option Plan at any time or from time to time or may terminate the Option Plan without the approval of the stockholders, provided that stockholder approval is required for any amendment to the Option Plan requiring stockholder approval under applicable law as in effect at the time, and provided further that amendments with respect to options granted to persons subject to Section 16 of the Exchange Act cannot be made more frequently than once every six months. However, no action by the Board or stockholders may alter or impair any option previously granted under the Option Plan. The Board may accelerate the exercisability of any option or waive any condition or restriction pertaining to such option at any time. The Option Plan will terminate on October 30, 2004, unless terminated earlier by the Board. Any options outstanding on the date that the Option Plan is terminated will remain outstanding until the respective expiration dates.

Tax Consequences of Options

An optionee who is granted an incentive stock option will generally not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated by the optionee as capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of the fair market value of the shares at the date of the option exercise or the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director or holder of more than 10% of the outstanding common stock. Incara will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

All other options which do not qualify as incentive stock options are referred to as nonstatutory options. Generally, an optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option.

However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of Incara will be subject to tax withholding by Incara. Incara will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option. Upon resale of such shares by the optionee, any difference between the sales price and the optionee’s purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

The foregoing is only a summary, based on the Code as currently in effect, of the effect of federal income taxation upon the optionee and Incara with respect to the grant and exercise of options under the Option Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee’s death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

Proposed Amendment

In July 2003, the Board adopted an amendment to the Option Plan to increase the number of shares of common stock reserved for issuance thereunder from 4,500,000 shares to 19,500,000 shares.

If the stockholders do not approve the amendment to the Option Plan, stock options representing an aggregate of approximately 6,700,259 shares granted to the Named Officers in July 2003 will change from incentive stock options to nonqualified stock options.

The Board of Directors has approved and recommends that the stockholders vote “FOR” the amendment to the Option Plan.

OTHER INFORMATION

Principal Stockholders

The following tables set forth certain information regarding the ownership of shares of Incara common stock and Series B preferred stock as of the Record Date by:

•	each person known by Incara to beneficially own more that 5% of the outstanding shares of each class of stock,

•	each of Incara’s directors,

•	each of Incara’s executive officers, and

•	all of Incara’s directors and executive officers as a group.

Series B Convertible Preferred Stock

As of the Record Date, Incara had 503,544 shares of Series B convertible preferred stock and warrants for 22,191 shares of Series B preferred stock outstanding, all of which were owned as set forth below. Each share of Series B preferred stock is convertible into ten shares of Incara common stock. The Series B preferred stock is non-voting except for matters relating to the rights of Series B preferred stock.

	Shares Beneficially Owned		Percentage of Class Owned
Elan Corporation, plc. Lincoln House Lincoln Place Dublin 2, Ireland	525,735	(1)	100.0%

(1)	Includes 475,087 shares owned by Elan International Services, Ltd., 28,457 shares owned by Elan Pharmaceutical Investments III, Ltd. and 22,191 shares issuable upon exercise of warrants to purchase Series B preferred stock held by Elan Pharmaceutical Investments III, Ltd. Does not include 17,001 shares of Series B preferred stock issuable at the Record Date pursuant to a convertible promissory note issued to Elan Pharma International Limited.

Common Stock

As of the Record Date, we had 47,358,602 shares of common stock outstanding. Share ownership in each case includes shares issuable upon exercise of options that may be exercised within 60 days after the Record Date for purposes of computing the percentage of common stock owned by such person but not for purposes of computing the percentage owned by any other person. Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock indicated below.

	Beneficially Owned	Percentage Owned
Clayton I. Duncan (1)	2,003,594	4.1%
David B. Sharrock (2)	230,469	*
Edgar H. Schollmaier (3)	214,469	*
Stephen M. Prescott, M.D. (4)	200,840	*
Eugene J. McDonald (5)	188,841	*
Richard E. Gammans, Sr. (6)	745,877	1.6%
Richard W. Reichow (7)	1,307,873	2.7%
W. Bennett Love (8)	528,322	1.1%
John P. Richert (9)	502,935	1.1%
Goodnow Capital, L.L.C. (10) 152 West 57th Street, 21st Floor New York, NY 10019	50,244,074	74.99%
Elan Corporation, plc (11) Lincoln House Lincoln Place Dublin 2, Ireland	3,560,332	7.5%
All directors and executive officers as a group (9 persons) (12)	5,953,220	11.5%

*	Less than one percent

(1)	Includes 422,470 shares owned by Mr. Duncan, 192,000 shares owned by Mr. Duncan’s children, 102,700 shares owned by a family LLC, 1,271,544 issuable upon exercise of options held by Mr. Duncan and 14,880 shares issuable upon exercise of warrants held by the family LLC. Mr. Duncan disclaims beneficial ownership of the shares held by his children.

(2)	Includes 7,000 shares owned and 223,469 shares issuable upon exercise of options held by Mr. Sharrock.

(3)	Consists of shares issuable upon exercise of options held by Mr. Schollmaier.

(4)	Includes 6,000 shares owned and 194,840 shares issuable upon exercise of options held by Dr. Prescott.

(5)	Includes 12,175 shares owned, 175,184 shares issuable upon exercise of options held by Mr. McDonald and 1,482 shares issuable upon exercise of warrants held by Mr. McDonald.

(6)	Includes 45,446 shares owned and 700,431 shares issuable upon exercise of options held by Dr. Gammans.

(7)	Includes 423,886 shares owned, 880,147 shares issuable upon exercise of options held by Mr. Reichow and 3,840 shares issuable upon exercise of warrants held by Mr. Reichow.

(8)	Includes 132,309 shares owned, 392,173 shares issuable upon exercise of options held by Mr. Love and 3,840 shares issuable upon exercise of warrants held by Mr. Love.

(9)	Includes 122,702 shares owned by Mr. Richert and his spouse and 380,233 shares issuable upon exercise of options held by Mr. Richert.

(10)	Includes 30,601,644 shares owned, 12,500,000 shares issuable pursuant to a warrant held by Goodnow, 10,046,575 shares issuable at the Record Date upon conversion of outstanding principal and accrued interest of a debenture in the maximum principal amount of $5.0 million that Incara issued to Goodnow and reduced by 2,904,145 shares for the number of shares that would result in Goodnow ownership of more than 74.99%, as in no event may Goodnow exercise the warrant or convert the debenture if after such exercise or conversion it would own more than 74.99% of the outstanding common stock of Incara. Does not include 40,000,000 shares issuable upon conversion of the $5.0 million debenture for amounts that have not been advanced to Incara.

(11)	Includes 3,080,332 shares owned by Elan Pharmaceutical Investments III, Ltd. and 480,000 shares owned by Elan International Services, Ltd. Does not include 5,035,440 shares of common stock issuable pursuant to conversion rights of 475,087 shares and 28,457 shares of Series B preferred stock owned by Elan International Services Ltd. and Elan Pharmaceuticals Investments III, Ltd, respectively, 221,910 shares of common stock issuable pursuant to warrants held by Elan Pharmaceutical Investments III, Ltd., and 170,015 shares of common stock issuable at the Record Date pursuant to a convertible promissory note issued to Elan Pharma International Limited.

(12)	See footnotes (1) – (9).

Equity Compensation Plan Information as of September 30, 2003

The following table provides information as of September 30, 2003 on all of Incara’s equity compensation plans that currently are in effect.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by our stockholders:
1994 Stock Option Plan(1)	4,282,713	$1.93	0
1995 Employee Stock Purchase Plan	0	Not applicable	97,696

Equity compensation plans not approved by our stockholders:
1994 Stock Option Plan(1)	12,474,188	$0.15	2,525,812
1999 Equity Incentive Plan Restricted Stock	0	Not applicable	78,338
Warrant to Purchase Common Stock Issued to TBCC Funding Trust II	17,588	$1.99	Not applicable
Warrants to Purchase Common Stock Issued to Petkevich & Partners, LLC	148,902	$2.025	Not applicable
Warrant to Purchase Common Stock Issued to W. Ruffin Woody, Jr.	350,000	$0.10	Not applicable
Warrant to Purchase Common Stock Issued to Goodnow Capital, L.L.C.(2)	50,000,000	$0.10	Not applicable

Total – Common Stock	67,273,391		2,701,846

Warrant to Purchase Series B Preferred Stock Issued to Elan Pharmaceutical Investments III, Ltd.(3)	22,191	$72.12	Not applicable
Convertible Promissory Note convertible into shares of Series B Preferred Stock Issued to Elan Pharma International Limited (as of September 30, 2003)(3)(4)	16,494	$43.27	6,107

Total – Series B Preferred Stock	38,685		6,107

(1)	At the Meeting, the stockholders will vote on approval of an amendment to increase the number of shares from 4,500,000 to 19,500,000 shares. The 1994 Stock Option Plan and the proposed amendment to increase its authorized shares are discussed under “Proposal No. 2 — Approval of Amendment to the 1994 Stock Option Plan.”

(2)	The warrant expired on November 20, 2003.

(3)	Each share of Series B preferred stock is convertible into 10 shares of common stock.

(4)	The conversion value of the note will increase by its 10% interest rate until its maturity on December 21, 2006.

Description of Equity Compensation Plans Not Approved by Incara Stockholders:

As an integral component of a management and employee retention program designed to motivate, retain and provide incentive to our management, employees and key consultants, Incara’s Board of Directors adopted the 1999 Equity Incentive Plan in September 1999. The Equity Plan, which has not been approved by Incara’s stockholders, provides for the grant of restricted stock awards which entitle Incara’s employees and consultants to receive shares of common stock upon satisfaction of specified vesting periods. In May 2002, the Equity Plan was amended to increase the common stock reserved for issuance to 2,000,000 shares. During September 1999, an aggregate of 1,209,912 shares of restricted stock were granted to employees and key consultants in consideration of services rendered, the cancellation of options for an equal number of shares of common stock and payment of the par value of the shares. In May 2002, an additional 711,750 shares were granted to employees and a key consultant in consideration of services rendered. A total of 308,889 shares of restricted stock were unvested at September 30, 2003, which became fully vested upon the reorganization in November 2003.

The warrant to purchase shares of Incara common stock issued to TBCC Funding Trust II has not been approved by Incara’s stockholders. This warrant was issued in October 2001 in connection with the execution of a Master Loan and Security Agreement with Transamerica Technology Finance Corporation. We borrowed $565,000 from Transamerica in October 2001 and terminated the borrowing relationship in October 2002. The warrant expires on October 30, 2008.

The warrants to purchase shares of Incara common stock issued to Petkevich & Partners, LLC have not been approved by Incara’s stockholders. J. Misha Petkevich, a former director, is the Chairman and Chief Executive Officer of Petkevich & Partners. The following is a summary of the terms of the warrants and the circumstances surrounding their issuance. In August 2001, Incara sold 4,323,044 shares of common stock in a stock offering at an aggregate purchase price of $6,977,750. Incara used Petkevich & Partners, LLC as its exclusive placement agent in the offering, which placed 3,773,300 of the total shares sold. For its services, Incara paid Petkevich & Partners a cash fee of $427,892 and also issued to them a warrant to purchase 48,902 shares of our common stock. The warrant is exercisable for five years and has an exercise price of $2.025 per share. In October 2001, Incara entered into an agreement with Petkevich & Partners to provide it with financial advisory services for a one-year period. For these services, Incara issued a warrant for 100,000 shares of its common stock to Petkevich & Partners in October 2001 and agreed to pay Petkevich & Partners a cash fee of $140,000. The warrant is exercisable for five years and has an exercise price of $2.025 per share. The warrants expire on August 8, 2006 and October 16, 2006, respectively.

The warrant to purchase shares of Incara common stock issued to W. Ruffin Woody, Jr. has not been approved by Incara’s stockholders. This warrant was issued in July 2003 in connection with the execution of a $35,000 promissory note payable with Mr. Woody. The warrant expires on July 11, 2008.

The warrant to purchase shares of Incara common stock issued to Goodnow Capital, L.L.C. has not been approved by Incara’s stockholders. This warrant was issued in September 2003 in connection with the execution of a $5,000,000 Convertible Debenture and Warrant Purchase Agreement with Goodnow. The warrant expired on November 20, 2003.

Executive Compensation

Summary Compensation

The following table sets forth all compensation earned for services rendered to Incara in all capacities for the fiscal years ended September 30, 2003, 2002 and 2001, by its Chief Executive Officer and by its four most highly compensated executive officers who earned at least $100,000 in the respective fiscal year, collectively referred to as the “Named Officers”.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Options (Shares)	Restricted Stock (Shares) (2)	All Other Compensation (1)
Clayton I. Duncan	2003	$171,800	$—	2,975,750	—	$2,626
Chairman, President and	2002	$360,000	$—	70,599	160,000	$2,187
Chief Executive Officer	2001	$352,500	$132,000	150,000	—	$1,628

Richard E. Gammans, Sr. (3)	2003	$148,677	$—	1,935,283	—	$1,543
Executive Vice President
Research & Development

Richard W. Reichow	2003	$141,417	$—	2,024,625	—	$3,197
Executive Vice President	2002	$275,000	$—	71,265	125,000	$2,905
Chief Financial Officer, Treasurer and Secretary	2001	$270,875	$93,060	100,000	—	$2,769

John P. Richert	2003	$80,175	$—	721,796	—	$1,358
Vice President,	2002	$142,000	$—	28,593	37,000	$1,245
Business Development	2001	$140,050	$31,956	30,000	—	$1,222

W. Bennett Love	2003	$59,285	$—	739,705	—	$1,634
Vice President, Corporate	2002	$142,000	$—	28,593	37,000	$1,703
Planning/Communications	2001	$140,050	$33,550	30,000	—	$1,694

David P. Ward, M.D. (4)	2003	$91,667	$—	—	—	$1,798
Executive Vice President,	2002	$275,000	$—	193,857	—	$3,765
Research & Development	2001	$270,875	$77,550	100,000	—	$3,221

Mark E. Furth, Ph.D. (5)	2003	$23,452	$—	—	—	$266
Senior Vice President,	2002	$240,000	$—	16,555	100,000	$1,375
Research	2001	$20,000	$—	68,750	—	$77

(1)	Consists of life and long-term disability insurance premiums and health club fees reimbursed or paid on behalf of the Named Officers.

(2)	In May 2002, the Named Officer purchased the number of shares of restricted stock indicated at par value ($0.001 per share). The shares of restricted stock vest over three years from the date of grant. As of September 30, 2003, a total of 71,111 shares had vested for Mr. Duncan, 55,556 shares for Mr. Reichow, 100,000 shares for Dr. Furth and 16,444 shares for each of Dr. Gammans, Mr. Richert and Mr. Love. The value of the restricted stock received by the Named Officer, based on the closing price of Incara’s common stock on the date of purchase was $55,840 for Mr. Duncan, $43,625 for Mr. Reichow, $34,900 for Dr. Furth and $14,023 for each of Dr. Gammans, Mr. Richert and Mr. Love. All shares of restricted stock held by Mr. Duncan, Dr. Gammans, Mr. Reichow, Mr. Richert and Mr. Love became fully vested upon consummation of the reorganization on November 20, 2003.

(3)	Dr. Gammans was elected an executive officer in January 2003.

(4)	Dr. Ward resigned effective January 31, 2003.

(5)	Dr. Furth became an employee on September 4, 2001 and resigned effective November 1, 2002.

Deferred Compensation

During the period for February 1, 2003 through July 31, 2003, the executive officers and other employees deferred $718,000 of their normal salaries, which they then agreed to cancel in conjunction with the financing in July 2003. Of this amount, Mr. Duncan, Dr. Gammons, Mr. Reichow, Mr. Love and Mr. Richert deferred and cancelled $158,300, $82,114, $117,850, $63,881 and $56,718, respectively.

Management Incentive Plan

The Compensation Committee and the Board of Directors have approved a Management Incentive Plan, or MIP, for the executive officers of Incara. The MIP provides for cash payments to the executive officers upon the achievement of certain corporate and individual objectives. The MIP is intended to be an annual compensation program. For the calendar years ended December 31, 2002 and 2001, the corporate objectives related to obtaining financing and our research and development programs. Due to Incara’s limited cash position, the Board of Directors did not develop any objectives for calendar 2003 and did not approve any MIP payments for executive officers for calendar years 2003, 2002 and 2001.

Option Grants, Exercises and Holdings and Fiscal Year-End Option Values

The following table summarizes all option grants during the fiscal year ended September 30, 2003 to the Named Officers:

Option Grants During Fiscal Year Ended September 30, 2003

Name	Number of Shares Underlying Options Granted		% of Total Options Granted to Employees in Fiscal 2003	Exercise or Base Price per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
						5%	10%
Clayton I. Duncan	80,000	(1)	0.6%	$0.085	1/21/13	$4,276	$10,837
	395,750	(2)	2.8%	$0.150	7/28/13	$8,324	$48,417
	2,500,000	(3)	17.8%	$0.150	7/28/13	$52,585	$305,857
Richard E. Gammans, Sr.	80,000	(1)	0.6%	$0.085	1/21/13	$4,276	$10,837
	205,283	(2)	1.5%	$0.150	7/28/13	$4,318	$25,115
	1,650,000	(3)	11.7%	$0.150	7/28/13	$34,706	$201,866
Richard W. Reichow	80,000	(1)	0.6%	$0.085	1/21/13	$4,276	$10,837
	294,625	(2)	2.1%	$0.150	7/28/13	$6,197	$36,045
	1,650,000	(3)	11.7%	$0.150	7/28/13	$34,706	$201,866
John P. Richert	80,000	(1)	0.6%	$0.085	1/21/13	$4,276	$10,837
	141,796	(2)	1.0%	$0.150	7/28/13	$2,983	$17,348
	500,000	(3)	3.6%	$0.150	7/28/13	$10,517	$61,171
W. Bennett Love	80,000	(1)	0.6%	$0.085	1/21/13	$4,276	$10,837
	159,705	(2)	1.1%	$0.150	7/28/13	$3,359	$19,539
	500,000	(3)	3.6%	$0.150	7/28/13	$10,517	$61,171
David P. Ward, M.D.	none
Mark E. Furth, Ph.D.	none

(1)	These options were granted on January 21, 2003, and expire on January 21, 2013. 50% of the shares vested on April 21, 2003 and the remaining shares vested on July 21, 2003.

(2)	These options were granted on July 28, 2003 and expire on July 28, 2013. The shares become exercisable in equal monthly installments over the 12 months after the date of grant.

(3)	These options were granted on July 28, 2003 and expire on July 28, 2013. The shares become exercisable in equal monthly installments over the 36 months of service after the date of grant.

(4)	There is no assurance provided to any executive officer or any other holder of Incara’s securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% or 10% annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the Named Officers.

The following table sets forth information concerning all stock options exercised during the fiscal year ended September 30, 2003 by the Named Officers, and the number and value of unexercised options held by the Named Officers.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at September 30, 2003		Value of Unexercised In-the-Money Options at September 30, 2003 (1)
			Exercisable	Unexerciseable	Exercisable	Unexerciseable
Clayton I. Duncan	—	—	652,834	2,695,072	$47,927	$403,636
Richard E. Gammans, Sr.	—	—	322,512	1,748,432	$36,082	$259,411
Richard W. Reichow			455,057	1,806,633	$38,316	$270,578
John P. Richert	—	—	225,168	591,221	$24,911	$88,558
W. Bennett Love	—	—	228,153	606,145	$25,359	$90,797
David P. Ward, M.D.	—	—	171,633	—	$—	—
Mark E. Furth	—	—	47,630	—	$—	—

(1)	Value based on the difference between the fair market value of the shares of common stock at September 30, 2003 ($0.30), as quoted on the OTC Bulletin Board, and the exercise price of the options.

Employment Agreements

In December 2000, Incara entered into a three-year employment agreement with Mr. Duncan. The agreement provided for an annual base salary of $360,000 and annual bonuses based on the achievement of performance milestones to be mutually agreed upon by Mr. Duncan and the Board or its Compensation Committee. In July 2003, the agreement was amended to allow for an annual base salary of not less than $180,000 through December 2004, Mr. Duncan’s annual salary was reduced to $180,000 and the term of the agreement was extended to April 2005. The agreement with Mr. Duncan also provides that during the term of the agreement and, unless Mr. Duncan terminates his employment for cause, for a period of one year thereafter, Mr. Duncan will not compete with Incara, directly or indirectly. In the event Mr. Duncan’s employment is terminated by the Board, other than in a change in control and without just cause, Incara shall continue to pay for a period of one year Mr. Duncan’s base salary plus a percentage of his salary equal to the average annual bonus percentage earned for the two years prior to the date of termination.

Incara has entered into an employment agreement with each of Mr. Reichow and Dr. Gammans that expires in April 2005. Each agreement provides for a base salary and annual bonuses based upon the achievement of performance milestones to be mutually agreed upon by the officer and the Chief Executive Officer, the Board or the Compensation Committee. In July 2003, each agreement was amended to allow for an annual base salary of not less than $217,000 and $180,000, for Dr. Gammans and Mr. Reichow, respectively, through December 2004. Each agreement also provides that during its term and, unless the officer terminates his employment for cause, for a period of nine months thereafter, the officer will not compete with Incara, directly or indirectly. In the event that the employment of the officer is terminated by the Board, other than in a change in control and without just cause, Incara shall continue to pay, for a period of nine months, the officer his base salary, as defined, plus a percentage of his salary equal to the average annual bonus percentage earned for the two years prior to the date of termination.

Incara has entered into an employment agreement with each of Mr. Love and Mr. Richert that expires in April 2005. Each agreement provides for a base salary and annual bonus based upon the achievement of performance milestones to be mutually agreed upon by the officer and the Chief Executive Officer, the Board or the Compensation Committee. Each agreement also provides that during its term and, unless the officer terminates his employment for cause, for a period of six months thereafter, the officer will not compete with Incara, directly or indirectly. In the event that the employment of the officer is terminated by the Board, other than in a change in control and without just cause, Incara shall continue to pay the officer his base salary, as defined, for a period of six months.

Incara has entered into individual severance agreements with Mr. Duncan, Dr. Gammans, Mr. Reichow, Mr. Richert and Mr. Love. The severance agreements provide that if the officer’s employment with Incara is terminated, without just cause, subsequent to a change in control as defined in the severance agreements, as amended, such officer shall receive a severance benefit of two and one-half times his annual base salary, as defined, and average bonus.

Incara also had employment agreements with Dr. Ward and Dr. Furth. Dr. Ward resigned as of January 31, 2003 and Dr. Furth resigned as of November 1, 2002.

Compensation of Directors

All directors are reimbursed for expenses incurred in connection with each board or committee meeting attended. For the period from January 18, 2000 through January 31, 2003, each non-employee director received an annual retainer of $13,000 and received a fee of $500 for each Board meeting attended in person. The annual retainer was due on the date that the non-employee director was elected or re-elected to the Board of Directors. Non-employee directors could elect to receive all or a portion of their annual retainer as an option to purchase common stock. Any remainder was paid in cash. If a director elected to receive an option, the option was for a number of shares equal to three times the number of shares that could have been purchased with the portion of the annual retainer elected to be received as an option. The exercise price per share for the option was the fair market value of the common stock on the date of the grant. The date of grant was the date the annual retainer was granted to the director. These options were fully vested upon grant and are exercisable for ten years from the date of the grant. Effective February 1, 2003, the Board of Directors reduced the annual retainer to zero and increased the fee for attending Board meetings, in person or by conference call, to $2,500, with a maximum of $15,000 during a fiscal year. In October 2003, to conserve cash, the Board of Directors reduced to zero the fee for attending meetings and granted stock options to each non-employee director to purchase 107,142 shares with an exercise price of $0.28 per share.

In addition, the 1994 Stock Option Plan provides for the grant of nonstatutory options to non-employee directors of Incara pursuant to a non-discretionary, automatic grant program. Each new non-employee director is granted a stock option to purchase 10,000 shares of common stock on the date each such director first becomes a director. Each non-employee director thereafter is granted automatically each year upon re-election (except in the year his or her initial director stock option was granted) an option to purchase 6,000 shares of common stock as long as such director is a member of the Board. The exercise price of options granted under the automatic grant program is the fair market value of Incara common stock on the date of grant. Such options become exercisable ratably over 36 months commencing one month from the date of grant and expire 10 years after the date of grant.

Report of the Compensation Committee on Executive Compensation

Neither the material in this report, nor the performance graph included in this Proxy Statement under the heading “—Performance Graph”, is soliciting material, is or will be deemed filed with the SEC or is or will be incorporated by reference in any filing of Incara under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporating language in such filing.

The Compensation Committee is responsible for establishing compensation policy and administering the compensation programs of Incara’s executive officers. The Compensation Committee met three times during fiscal 2003 to review executive compensation policies, compensation programs, and individual salaries and awards for the executive officers. The purpose of this report is to inform stockholders of Incara’s compensation policies for executive officers and the rationale for the compensation paid to executive officers in fiscal 2003.

Compensation Philosophy

Incara’s compensation program is designed to motivate and reward the executives responsible for the financial and strategic objectives essential to Incara’s long-term success and stockholder value. The financial goals for compensation plans are reviewed and approved by the Compensation Committee.

Incara’s total compensation philosophy is designed to support its overall objective of creating value for its stockholders. Key objectives of this philosophy are:

•	To attract and retain key executives critical to the long-term success of Incara;

•	To support a performance-oriented environment that rewards performance with respect to Incara’s short-term and long-term financial goals;

•	To encourage maximum performance through the use of appropriate incentive programs; and

•	To align the interests of executives with those of Incara’s stockholders by providing a significant portion of compensation in Incara’s common stock.

Base Salary

The Compensation Committee annually reviews the base salary of each executive officer. In determining appropriate salary levels, the Compensation Committee considers individual performance, experience, level of responsibility, internal equity and external pay practices for the comparable positions. The Compensation Committee has decided not to use the compensation information of the companies included in the CRSP Nasdaq Pharmaceuticals Stocks Index shown in the Performance Graph because most of the companies included in the index are larger than Incara and therefore the information is not considered to be comparable. In addition, traditional measures of corporate performance, such as earnings and sales growth, are not as applicable to early stage pharmaceutical companies as they are to mature companies because of the lack of revenues. Consequently, the Compensation Committee considers other measures of performance, most notably, the achievement of milestones in the development of potential products, and especially recently, the attraction of capital to continue Incara’s development activities.

Fiscal 2003 was a challenging year for Incara and for its officers and employees, as Incara had limited cash available for payroll and operations. In an effort to conserve cash, Incara reduced its headcount and most employees, including all Named Officers, deferred salaries from February 1, 2003 through July 31, 2003. In conjunction with the financing that took place in July 2003, the Named Officers and employees agreed that obligations for aggregated deferred salaries of $718,000 would be cancelled, including $479,000 by the Named Officers. The Named Officers and all employees also agreed to salary reductions beginning in August 2003.

Management Incentive Plan

Incara has established the MIP to reward participants for their contributions to the achievement of company-wide performance goals. Each year the Board will approve both the performance measures selected and the specific financial targets used under the MIP. The Compensation Committee believes these goals will drive the future success of Incara’s business and will enhance stockholder value. Awarded amounts are directly related to performance. The amount individual executives may earn (target awards) is directly dependent upon the individual’s position, responsibility and ability to impact Incara’s financial success. The MIP target payment as a percentage of base salary for the Chief Executive Officer is 40%, for executive vice presidents is 30% and for the other vice presidents is 25%. An individual may earn from 0% to 200% of the MIP target percentage.

Because of Incara’s limited cash position the Board of Directors did not set any MIP objectives for 2003 and did not approve any MIP payments for executive officers for calendar years 2003, 2002 or 2001. See “—Executive Compensation — Management Incentive Plan”.

Stock Options

The Option Plan offered by Incara has been established to provide all employees of Incara with an opportunity to share, along with stockholders of Incara, in the long-term performance of Incara. Stock options only have value to the employee if the price of Incara’s stock appreciates in value from the date the stock options were granted. Stockholders also benefit from such stock price appreciation.

Grants of stock options are generally made upon commencement of employment, with additional grants being made periodically to all eligible employees, and, occasionally, following a significant change in job responsibility, scope or title. In addition, in fiscal 2003, option grants for a total of 12,905,156 shares of common stock were made to officers and employees in connection with cancellation of deferred salary, the reduction in annual salaries and the recapitalization of Incara, all effective in July 2003. Stock options granted under the Option Plan generally have vesting schedules of three to four years and expire ten years from the date of grant. The exercise price of options granted under the Option Plan is usually 100% of fair market value of the common stock on the date of grant. See “—Executive Compensation — Option Grants, Exercises and Holdings and Fiscal Year-End Option Values”.

Restricted Stock

As an integral component of a management and employee retention program designed to motivate, retain and provide incentive to Incara’s management, employees and key consultants, the Compensation Committee and the Board adopted the 1999 Equity Incentive Plan in September 1999. The 1999 Plan provides for the grant of restricted stock awards which entitle employees and consultants to receive up to an aggregate of 2,000,000 shares of Incara’s common stock upon satisfaction of specified vesting periods. In September 1999, restricted stock awards to acquire an aggregate of 1,209,912 shares were granted to employees and key consultants of Incara in consideration of services rendered by the participants to Incara, the cancellation of options for an equal number of shares of common stock and payment of the par value of the shares. In May 2002, an additional 711,750 shares were granted to employees and a key consultant in consideration of services rendered by the participants to Incara. A total of 308,889 shares of restricted stock had not vested at September 30, 2003. All shares of restricted stock became fully vested upon consummation of the corporate reorganization of Incara on November 20, 2003. No restricted stock awards were granted in fiscal years 2003, 2001 and 2000.

CEO Compensation

Mr. Duncan’s compensation is determined in the same manner as the compensation of Incara’s other executive officers. To conserve cash and help facilitate the financing of Incara in July 2003, Mr. Duncan’s annual salary was reduced from $360,000 to $180,000. In addition, Mr. Duncan’s deferred salary of $158,300 for the period from February 1, 2003 through July 31, 2003 was cancelled. As a result, Mr. Duncan’s total salary for fiscal 2003 was $171,800. Mr. Duncan did not receive any bonus in fiscal 2003 or 2002. Mr. Duncan received stock option grants for 2,975,750 shares in fiscal 2003.

Conclusion

The Compensation Committee believes that Incara’s compensation policies are structured to result in the highest level of performance from Incara’s executives. By providing a significant portion of each executive’s total potential compensation under the MIP and by providing each executive with a significant number of shares of restricted stock and stock options, the Compensation Committee believes that it has closely aligned Incara’s executives’ personal interests with those of Incara and the stockholders. The Compensation Committee intends to continue to review and analyze its policies in light of the environment in which Incara competes for executives.

Submitted by:	The Compensation Committee

DAVID B. SHARROCK, Chairman
EDGAR H. SCHOLLMAIER
STEPHEN M. PRESCOTT, M.D.

Compensation Committee Interlocks and Insider Participation

During fiscal 2003, the Compensation Committee consisted of Mr. Sharrock, Mr. Schollmaier and Dr. Prescott. Mr. Sharrock, Mr. Schollmaier and Dr. Prescott were not at any time during fiscal 2003 or at any other time an officer or employee of Incara. No executive officer of Incara serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors of Incara or the Compensation Committee.

Independent Auditor

PricewaterhouseCoopers LLP, Raleigh, North Carolina served as the independent auditors of Incara for the fiscal year ended September 30,2003 and is currently serving as the independent auditors for the fiscal year ending September 30, 2004. Representatives of PricewaterhouseCoopers are expected to attend the Meeting. They will have an opportunity to make a statement, if they desire to do so, and will also be available to respond to appropriate questions.

Independent Auditor - Fees

Audit Fees. Fees for the audit of Incara’s annual financial statements for fiscal year 2003 and for reviews of the financial statements included in Incara’s quarterly reports on Form 10-Q for the first three quarters of fiscal 2003 are expected to be $61,370, of which an aggregate amount of $36,370 had been billed through December 31, 2003.

Financial Information System Design and Implementation Fee. Incara did not engage PricewaterhouseCoopers in fiscal 2003 to perform any services for financial information systems design or implementation.

All Other Fees. PricewaterhouseCoopers billed Incara aggregate fees of $33,948 for professional services rendered in fiscal 2003 other than audit services and review of quarterly reports. These fees resulted primarily from consultation on various accounting matters and services rendered for the review of Incara’s fiscal 2002 tax returns and other documents filed with the Securities and Exchange Commission as part of Incara’s reporting requirements. The Audit Committee of the Board of Directors considered these activities to be compatible with the maintenance of PricewaterhouseCoopers’ independence.

Report of the Audit Committee

The Audit Committee has reviewed and discussed Incara’s audited financial statements for fiscal 2003 with management. The Audit Committee has discussed with PricewaterhouseCoopers LLP,Incara’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed with PricewaterhouseCoopers its independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Incara’s Annual Report on Form 10-K for fiscal 2003.

Incara common stock is no longer traded on the Nasdaq Stock Market, but is traded on the Over the Counter Bulletin Board. However, the Board of Directors has determined that the members of the Audit Committee are independent as defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards, as currently in effect. In addition, the Board of Directors has determined that Mr. Schollmaier is an “audit committee financial expert” as defined by the SEC in Item 401(h) of Regulation S-K.

The Audit Committee approved revisions to its Audit Committee Charter in October 2003 to comply with new regulatory requirements imposed by the Sarbanes-Oxley Act of 2002 and related regulations. The Board of Directors approved the revised Charter in December 2003. The revised Audit Committee Charter is attached as Appendix A to this Proxy Statement.

Submitted by:	The Audit Committee

EDGAR H. SCHOLLMAIER, Chairman
EUGENE J. MCDONALD
DAVID B. SHARROCK

The foregoing Audit Committee Report shall not be deemed to be soliciting material or to be filed with the SEC or incorporated by reference into any of Incara’s previous or future filings with the SEC, except as otherwise explicitly specified by Incara in any such filing.

Performance Graph

The following graph shows a five-year comparison of cumulative total stockholder returns for Incara, the CRSP Nasdaq Pharmaceuticals Stocks Index and the CRSP Total Return Index of the Nasdaq Stock Market. (The “CRSP” is the Center for Research in Securities Prices at the University of Chicago.) The graph assumes that $100 was invested on September 30, 1998 in each of Incara’s common stock, the stocks in the CRSP Nasdaq Pharmaceuticals Stocks Index and the stocks in the CRSP Total Return Index of the Nasdaq Stock Market, and further assumes the reinvestment of all dividends.

	9/30/98	9/30/99	9/30/00	9/30/01	9/30/02	9/30/03
Incara	$100	$16.50	$84.50	$38.75	$1.75	$7.50
Nasdaq-Pharmaceutical	$100	$170.87	$374.65	$231.55	$155.56	$246.51
Nasdaq Stock Market	$100	$163.12	$217.03	$88.74	$69.90	$106.49

Certain Transactions

Incara has adopted a policy that all transactions between Incara and its executive officers, directors and other affiliates must be approved by a majority of the members of the Board of Directors of Incara and by a majority of the disinterested members of the Board, and must be on terms no less favorable to Incara than could be obtained from unaffiliated third parties.

Section 16(a) Beneficial Ownership Reporting Compliance

To Incara’s knowledge, there were no reports required under Section 16(a) of the Exchange Act that were not timely filed during the fiscal year ended September 30, 2003, except that a Form 4 for the sale of shares of stock by Mr. Love in December 2002 was received by the SEC one day late because an ice storm delayed pick-up of the Form 4 by the overnight shipping service.

Deadline for Stockholder Proposals

Stockholders having proposals that they desire to present at next year’s annual meeting of stockholders of Incara should, if they desire that such proposals be included in Incara’s proxy statement relating to such meeting, submit such proposals in time to be received by Incara not later than October 8, 2004. To be so included, all such submissions must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act and the Board of Directors directs the close attention of interested stockholders to that Rule. Proposals may be mailed to Richard W. Reichow, Corporate Secretary, Incara Pharmaceuticals Corporation, P.O. Box 14287, Research Triangle Park, North Carolina 27709.

If a stockholder of Incara wishes to present a proposal at the 2005 Annual Meeting, but does not wish to have the proposal considered for inclusion in Incara’s proxy statement and proxy card, such stockholder must give written notice to the Secretary of Incara at the address noted above. The Secretary must receive such notice no later than December 22, 2004. If a stockholder fails to provide timely notice of a proposal to be presented at the 2005 Annual Meeting, the proxies designated by the Board of Directors of Incara will have discretionary authority to vote on any such proposal.

Other Matters

The Board of Directors knows of no other business to be brought before the Meeting, but it is intended that, as to any such other business, the shares will be voted pursuant to the proxy in accordance with the best judgement of the person or persons acting thereunder.

Appendix A

Incara Pharmaceuticals Corporation

Audit Committee Charter

Mission Statement

The Audit Committee (the “Committee”) will assist the Board of Directors of Incara Pharmaceuticals Corporation (the “Company”) in fulfilling its oversight responsibilities. The Audit Committee will appraise the financial reporting process, the audit process, the accounting function, the internal controls, the disclosure controls and procedures, and the Company’s process for monitoring compliance with applicable laws, regulations and the Company’s code of business conduct. In performing its duties, the Committee will maintain effective working relationships with the Board of Directors, management and the independent auditors. To properly perform his or her role, each Committee member must have an understanding of the responsibilities of committee membership as well as familiarity with the Company’s business, operations and risks.

Organization

•	The Audit Committee will be composed of three or more independent members of the Board of Directors.

•	The Board of Directors will appoint Committee members annually for a term of one year.

•	The members of the Committee will appoint a chairperson (“Chairman”).

•	Each Committee member must be financially literate.

•	If possible, at least one member of the Committee shall be a financial expert, as that term is defined in the regulations of the Securities and Exchange Commission (the “SEC”).

•	The Audit Committee shall be comprised solely of non-employee directors who are free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a Committee member. Each Committee member also must not receive any consulting, advisory or other compensatory fee from the Company or its subsidiaries, other than director fees.

•	A majority of the Committee members will constitute a quorum.

•	The Committee will meet as frequently and at such times and places, or telephonically, as it deems advisable.

•	Meetings and actions of the committee will be governed by Article III in the Bylaws of the Company; provided that if the Bylaws and this Charter conflict, this Charter shall prevail.

•	The Committee will keep minutes of its meetings and report to the Board of Directors after each meeting of the Committee.

•	The independent auditors’ client is the Board of Directors and the Audit Committee, as the stockholders’ representative.

•	The independent auditors will have the right to appear before and be heard by the Committee.

•	The Committee will have the right, for the purpose of the proper performance of its functions, to meet at any reasonable time with the Company’s independent auditors, outside counsel, investment advisors, financial analysts, and any other advisors, or any of the directors, officers or employees of the Company.

•	The Committee will have the right to engage independent counsel and other advisors regarding accounting matters, and to determine and pay the compensation of those advisors from Company funds.

Roles and Responsibilities

Engagement of Audit and Other Accounting Services

•	Select and hire the independent auditor.

•	Select and hire the independent auditor to perform non-audit services.

•	Review the performance of the independent auditors and determine the appointment, retention or discharge of the independent auditors.

•	Determine the compensation to be paid to the independent auditor for all services to be performed for the Company.

Independent Audit

•	Review the independent auditors’ proposed audit scope and approach.

•	Obtain from the independent auditors a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standard No. 1, and actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that might impact the objectivity and independence of the independent auditors.

•	Review with the independent auditor any reports or communications required by or referred to in Statement of Auditing Standards No. 61.

•	Review with the independent auditor any problems or difficulties encountered in the audit process.

•	Receive and review audit reports and management letters.

Financial Reporting

General

•	Review significant accounting and reporting issues, including recent professional and regulatory and accounting initiatives and pronouncements, and understand their impact on the financial statements.

•	Discuss with management and the independent auditors, together and separately, as deemed appropriate, any significant risks and exposures and the plans to minimize such risks.

Annual Financial Statements

•	Review the annual financial statements and determine whether they are consistent with the information known to Committee members and should be included in the Annual Report on Form 10-K.

•	Review the critical accounting policies used in the audit, alternative treatments of financial information discussed between the independent auditor and management, and material communications between the independent auditor and management.

•	Discuss judgmental areas such as those involving valuation of assets and liabilities, including, for example, the accounting for and disclosure of revenue recognition and reserves.

•	Meet with management and the independent auditors, together and separately, as deemed appropriate, to discuss the financial statements and the results of the audit.

•	Review with the independent auditor any reports or communications required by or referred to in Statement of Auditing Standards No. 61.

•	Review the Annual Report on Form 10-K before its release and consider whether the information contained therein is consistent with members’ knowledge about the Company and its operations.

•	Submit the report from the Audit Committee that the SEC requires to be included in the Company’s annual proxy statement.

Interim Financial Statements

•	The Committee or the Chairman shall be briefed on how management develops and summarizes quarterly financial information, and the extent to which the independent auditors review quarterly financial information.

•	The Committee or the Chairman shall meet with management and the independent auditors, together and separately, as deemed appropriate, either telephonically or in person, to discuss the interim financial statements and the results of the review.

•	The Committee or the Chairman shall review the Quarterly Report on Form 10-Q before its release and consider whether the information contained therein is consistent with their knowledge about the Company and its operations.

Controls

•	Evaluate the adequacy of the Company’s internal controls and disclosure controls and procedures.

•	Determine whether management is appropriately communicating the importance of internal controls and disclosure controls and procedures.

•	Appraise the extent to which independent auditors examine computer systems and applications, the security of those systems and contingency plans for processing financial information in the event of a systems breakdown.

•	Determine whether internal control and disclosure control recommendations made by independent auditors are responded to by management in a timely fashion.

•	Ensure that the independent auditors have access to the Committee with regard to issues of fraud, deficiencies in internal controls and disclosure controls and related matters.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting and auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

2

Compliance with Laws and Regulations

•	Appraise the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) on any fraudulent acts or accounting irregularities.

•	Periodically obtain updates from management regarding compliance.

•	Discuss with management and the independent auditor, if appropriate, together or separately, any pending, threatened or expected litigation, taxation or regulatory matters.

•	Review with management and the independent auditor, if appropriate, together or separately, the findings of any examinations by regulatory agencies such as the SEC.

Compliance with Code of Business Conduct

•	Ensure that a code of business conduct is formalized in writing and that management has communicated it to all employees.

•	Evaluate whether management is appropriately communicating the importance of the code of business conduct and the guidelines for acceptable business practices.

•	Review the program for monitoring compliance with the code of business conduct.

•	Periodically obtain updates from management regarding compliance with the code of business conduct.

Other Responsibilities

•	Meet with the independent auditors and management in separate executive sessions, as deemed appropriate, to discuss any matters that the Committee or these groups believe should be discussed privately.

•	Ensure that significant findings and recommendations made by the independent auditors are dealt with in a timely fashion.

•	If necessary, review with Company outside counsel any legal matters that could have a significant impact on the Company’s financial statements.

•	If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist.

•	Perform other oversight functions as requested by the Board of Directors.

•	Review and update the Charter of the Audit Committee annually, as deemed appropriate, and receive approval of changes from the Board of Directors.

•	Review and approve any material transactions between the Company or its subsidiaries and any of its officers or directors.

Limitations

The function of the Audit Committee is oversight. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company’s Code of Business Conduct.

3

INCARA PHARMACEUTICALS CORPORATION

This Proxy Is Solicited By The Board Of Directors

PROXY

The undersigned, a stockholder of Incara Pharmaceuticals Corporation, a Delaware corporation, hereby constitutes and appoints Clayton I. Duncan and Richard W. Reichow, or either of them, attorneys and proxies with full power of substitution to act and vote all shares of the undersigned at the Annual Meeting of Stockholders of Incara to be held at Incara’s offices at 79 T.W. Alexander Drive, 4401 Research Commons, Suite 200, Research Triangle Park, North Carolina on March 11, 2004 commencing at 10:00 a.m., Eastern Time, and any adjournment(s) thereof. The undersigned hereby directs this proxy to be voted as follows:

(Continued and to be signed on other side)

ANNUAL MEETING OF STOCKHOLDERS OF

INCARA PHARMACEUTICALS CORPORATION

March 11, 2004

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR

BLACK INK AS SHOWN HERE. [X]

1. The Election of four Directors:
☐ FOR ALL NOMINEES	NOMINEES: O Clayton I. Duncan O Edgar H. Schollmaier O Stephen M. Prescott, M.D. O Eugene J. McDonald	2. The amendment of Incara’s 1994 Stock Option Plan to increase the shares of Incara common stock reserved for issuance thereunder from 4,500,000 to 19,500,000 shares.		FOR AGAINST ABSTAIN ☐ ☐ ☐
☐WITHHOLD AUTHORITY FOR ALL NOMINIEES

This proxy will be voted as directed above. In the absence of any direction, this proxy will be voted for proposals 1 and 2, with discretion to vote upon such other matters as may be brought before the meeting. Any proxy heretofore given by the undersigned for the meeting is hereby revoked and declared null and void and without any effect whatsoever.

Please mark, sign, date and return this proxy card promptly using the enclosed envelope whether or not you plan to be present at the meeting. If you attend the meeting, you can vote either in person or by proxy.

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ☐	Date: ☐	Signature of Stockholder ☐	Date: ☐

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.